EXHIBIT 10.1

EMPLOYMENT AGREEMENT
Employment Agreement (the “Agreement”), dated as of July 30, 2018 by and between Urban Edge Properties, a Maryland real estate investment trust (together with its affiliates, “Company”), with its principal offices at 888 Seventh Avenue, New York, New York 10106 and Christopher J. Weilminster (“Executive”).
Recitals
The Company and Executive desire to set forth the terms upon which the Executive will enter into employment with the Company;
NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:
Agreement
1.Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.
2.    Term. The term of Executive’s employment hereunder by the Company will commence on December 31, 2018, or such earlier date mutually selected by Executive and the Company (the “Effective Date”) and will continue for five years and one day from the Effective Date (the “Employment Period”).
3.    Position and Duties. During the Employment Period, Executive will serve as Executive Vice President & Chief Operating Officer of the Company and will report to the Company’s Chief Executive Officer. Executive will have those powers and duties normally associated with the position of Executive Vice President & Chief Operating Officer and such other powers and duties as may be prescribed by or at direction of the Chief Executive Officer or the Board of Trustees of the Company (the “Board”), provided that such other powers and duties are consistent with Executive’s position as Executive Vice President & Chief Operating Officer of the Company, and provided further, that the Company will not assign Executive duties that require or cause him to violate or breach the Existing Restrictive Covenants (as defined herein). Executive will devote substantially all of his working time, attention and energies during normal business hours (other than absences due to illness, jury duty or vacation) to the performance of his duties for the Company and its affiliates. Without the consent of the Board, during the Employment Period, Executive will not serve on the board of directors, trustees or any similar governing body of any for-profit entity. Notwithstanding the above, Executive will be permitted, to the extent such activities do not substantially interfere with the performance by Executive of his duties and responsibilities hereunder or violate Section 10(a), (b) or (c) of this Agreement, to (i) manage Executive’s (and his immediate family’s) personal, financial and legal affairs, and (ii) serve on civic or charitable boards or committees.

4.    Compensation and Related Matters.
(a)    Base Salary. During the Employment Period, the Company will pay Executive a base salary at the rate of not less than $500,000 per year (“Base Salary”). Executive’s Base Salary will be paid in approximately equal installments in accordance with the Company’s customary payroll practices. If Executive’s Base Salary is increased by the Company, such increased Base Salary will then constitute the Base Salary for all purposes of this Agreement.
(b)    Annual Cash Bonus (Annual Cash Incentive Awards). For each fiscal year of the Company during the Employment Period, Executive will be eligible to receive an annual cash bonus (“Annual Bonus”) with a target amount (i.e., the amount to be earned upon the achievement of target performance for the year) of not less than 100% of Base Salary. The Company will have the discretion to establish the structure and performance targets for the bonus program applicable to Annual Bonuses for each year, which may include objectively determinable or subjective measures of performance (with or without specific pre-established performance criteria) and opportunities to earn an Annual Bonus in amounts greater or less than target for achievement of performance above or below target, and to determine the amount of Annual Bonus earned each year pursuant to such bonus program (for 2018, other similarly situated executives may earn 50%, 100% and 175% of the their base salaries at threshold, target and maximum performance levels, respectively). The Annual Bonus earned for a year, if any, shall be paid to Executive in a lump sum in cash within 90 days after the end of the applicable fiscal year. Except as provided in Section 7, no Annual Bonus shall be earned or payable in respect of any fiscal year in which Executive’s employment is terminated. Notwithstanding the foregoing, Executive’s Annual Bonus paid in respect of fiscal year 2018 will not be less than $500,000; provided that Executive remains employed by the Company through the date bonuses in respect of 2018 are paid to employees.
(c)    Signing Bonus. On the Company’s first regular payroll date following the date this Agreement becomes binding in accordance with Sections 20 and 21 below, the Company shall pay Executive a signing bonus in the gross amount of $500,000.
(d)    Annual Long-Term Incentive Awards.
(i)    For each fiscal year of the Company during the Employment Period, beginning with 2019, Executive shall receive annual equity or equity-based grants under the Company’s long-term incentive compensation plans (the “LTI Plans”) with a value at target performance levels of $1,500,000 of which (x) $500,000 will be subject to vesting (ratably over three years from the grant date) based solely on continued employment with the Company and (y) $1,000,000 will be subject to vesting over a period of no more than five years from the grant date based on such criteria as may be determined by the Company in its sole discretion, which may include, without limitation, continued employment with the Company and/or achievement of one or more performance-based hurdles based on the Company’s operating performance or absolute or relative total return to shareholders or other metrics selected by the Company.
(ii)    With respect to Executive’s long-term incentive award for fiscal year 2018, in the first quarter of 2019, the Company will grant Executive a number of LTIP Units (the “2018 LTI Units”) of the Partnership equal to $825,000 (based on an October 31, 2018 Effective

Date, or if Executive’s Effective Date is earlier or later than October 31, 2018, an amount determined by calculating the portion of 2018 during which Executive is employed at the Company multiplied by $1.5 million plus the portion of 2018 during which Executive is not employed at the Company multiplied by $600,000), divided by the volume-weighted average trading price of the Company’s common shares on the NYSE for the thirty (30) trading days up to and including the grant date. The 2018 LTI Units will vest 1/3rd on each of the first, second and third anniversaries of the grant date, subject solely to continued employment with the Company through each vesting date.
(e)    Equity Awards on the Effective Date.
(i)    Inducement Options. On the Effective Date, the Company will grant Executive options to purchase 1,000,000 common shares of the Company (the “Initial Option Award”) with a 10 year term and an exercise price per share equal to the average of the high and low trading prices of the Company’s common shares on the New York Stock Exchange (“NYSE”) on the grant date. The Initial Option Award will vest over five years with 1/3rd of the Initial Option Award vesting on each of the third, fourth and fifth anniversaries of the Effective Date, in each case subject solely to continued employment with the Company through each vesting date.
(ii)    Inducement Restricted LTIP Units. On the Effective Date, the Company will grant Executive 132,276 LTIP Units (the “Inducement Restricted LTIP Units”) of Urban Edge Properties LP (the “Partnership”). The Inducement Restricted LTIP Units will vest over five years with 1/3rd of the Inducement Restricted LTIP Units vesting on each of the third, fourth and fifth anniversaries of the Effective Date, in each case subject solely to continued employment with the Company through such vesting date.
(iii)    Make Whole Restricted LTIP Units. On the Effective Date, the Company will grant Executive 38,352 LTIP Units the “Make-Whole Restricted LTIP Units” and, together with the Inducement Restricted LTIP Units, the “Initial Restricted LTIP Units”)) of the Partnership. The Make-Whole Restricted LTIP Units will vest with 19,422, 12,859 and 6,071 of the Make-Whole Restricted LTIP Units vesting on February 12, 2019, February 12, 2020, and February 6, 2021, respectively, in each case, subject solely to continued employment with the Company through such vesting date.
(f)    Welfare, Pension and Incentive Benefit Plans. During the Employment Period, Executive will be entitled to participate in such 401(k) and employee welfare and benefit plans and programs of the Company as are made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, currently including, without limitation, the Employee Share Purchase Plan, matching under the 401(k) plan, and the health, medical, dental, long-term disability and life insurance plans. Additionally, the Executive will receive an automobile allowance of $1,500 per month.
(g)    Expenses. The Company will promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company. Notwithstanding the foregoing, during the four (4) year period following the Effective Date, the Company shall reimburse Executive for Executive’s reasonable travel expenses to the New York City area. The Company shall reimburse Executive for up to 60 days of his temporary living expenses in New York promptly following Executive’s presentation of reasonably itemized statements of such expenses, but in any event no later than March 15, 2019.
(h)    Vacation. Executive will be entitled to six weeks of vacation annually.
(i)    Place of Performance. Executive’s principal place of employment will be at the Company’s offices in Manhattan, New York and Paramus, New Jersey and Executive shall allocate his working time between such offices in his discretion. The Company acknowledges and agrees that Executive may commute from Maryland, Delaware and/or Florida.
5.    Reasons for Termination. Executive’s employment hereunder may or will be terminated during the Employment Period under the following circumstances:
(a)    Death. Executive’s employment hereunder will terminate upon his death.
(b)    Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for a continuous period of 180 days, the Company may terminate Executive’s employment hereunder for “Disability”. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive will continue to receive his full Base Salary set forth in Section 4(a) until his employment terminates.
(c)    Cause. The Company may terminate Executive’s employment for Cause. For purposes of this Agreement, the Company will have “Cause” to terminate Executive’s employment upon Executive’s:
(i)    conviction of, or plea of guilty or nolo contendere to, a felony;
(ii)    willful and continued failure to use reasonable best efforts to substantially perform his duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness, by reason of court decree, order or injunction or subsequent to the issuance of a Notice of Termination by Executive for Good Reason) that Executive fails to remedy to the reasonable satisfaction of the Company within 30 days after written notice is delivered by the Company to Executive that sets forth in reasonable detail the basis of Executive’s failure to use reasonable best efforts to substantially perform his duties hereunder; or
(iii)    willful misconduct (including, but not limited to, a willful breach of the provisions of Section 10) that is or may reasonably be expected to have a material adverse effect on the reputation or interests of the Company.

For purposes of this Section 5(c), no act, or failure to act, by Executive will be considered “willful” if taken or omitted in the good faith belief that the act or omission was in, or not opposed to, the best interests of the Company.
(d)    Good Reason. Executive may terminate his employment for “Good Reason” within 90 days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events that has not been cured within 30 days after written notice thereof has been given by Executive to the Company setting forth in reasonable detail the basis of the event (provided that such notice must be given to the Company within 30 days of the Executive becoming aware of such condition):
(i)    a material reduction by the Company in Executive’s Base Salary, or annual bonus opportunity;
(ii)    a material diminution in Executive’s authority, duties or responsibilities;
(iii)    after the date on which Executive relocates his principal residence to the New York City area, a relocation of Executive’s location of employment to a location more than 30 miles outside of Manhattan, New York; or
(iv)    the Company’s material breach of any provision of this Agreement, which will be deemed to include the Executive not holding the title of Executive Vice President & Chief Operating Officer of the Company, or a material change in the Executive’s reporting relationship such that Executive no longer reports to the Chief Executive Officer of the Company.
Executive’s continued employment during the 90-day period referred to above in this paragraph (d) shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
(e)    Without Cause. The Company may terminate Executive’s employment hereunder without Cause by providing Executive with a Notice of Termination (as defined in Section 6). This means that, notwithstanding this Agreement, Executive’s employment with the Company will be “at will.”
(f)    Without Good Reason. Executive may terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination.

6.    Termination Procedure.
(a)    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 5(a)) will be communicated by written Notice of Termination to the other party hereto in accordance with Section 13. For purposes of this Agreement, a “Notice of Termination” means a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated if the termination is based on Sections 5(b), (c) or (d).
(b)    Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 7(c) (Disability), the date set forth in the Notice of Termination, and (iii) if Executive’s employment or this Agreement is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within 30 days after the giving of such notice) set forth in such Notice of Termination; provided, however, that if such termination is due to a Notice of Termination by Executive, the Company shall have the right to accelerate such notice and make the Date of Termination the date of the Notice of Termination or such other date prior to the Executive’s intended Date of Termination as the Company deems appropriate, which acceleration shall in no event be deemed a termination by the Company without Cause or constitute Good Reason.
(c)    Removal from any Boards and Position. Upon the termination of Executive’s employment with the Company for any reason, he shall be deemed to resign (i) from the board of trustees or directors of any subsidiary of the Company and/or any other board to which he has been appointed or nominated by or on behalf of the Company (including the Board), and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer and director of the Company and any of its subsidiaries.
7.    Compensation upon Termination. This Section provides the payments and benefits to be paid or provided to Executive as a result of his termination of employment (or, with respect to Section 7(f), as a result of Company’s termination of this Agreement without Cause prior to the Effective Date). Except as provided in this Section 7, Executive shall not be entitled to anything further from the Company as a result of the termination of his employment, regardless of the reason for such termination.
(a)    Termination for Any Reason. Following the termination of Executive’s employment, regardless of the reason for such termination and including, without limitation, a termination of his employment by the Company for Cause or by Executive without Good Reason or upon or after expiration of the Employment Period, the Company will:
(i)    pay Executive (or his estate in the event of his death) as soon as practicable following the Date of Termination (A) any earned but unpaid Base Salary, (B) any unpaid Annual Bonus for the year preceding the year of termination if the relevant measurement period for such bonus concluded prior to the Date of Termination, and (C) any accrued and unused vacation pay, through the Date of Termination;

(ii)    reimburse Executive as soon as practicable following the Date of Termination for any amounts due Executive pursuant to Section 4(g) (unless such termination occurred as a result of misappropriation of funds); and
(iii)    provide Executive with any compensation and/or benefits as may be due or payable to Executive in accordance with the terms and provisions of any employee benefit plans or programs of the Company.
Upon any termination of Executive’s employment hereunder, except as otherwise provided herein, Executive (or his beneficiary, legal representative or estate, as the case may be, in the event of his death) shall be entitled to such rights in respect of any equity awards theretofore made to Executive, and to only such rights, as are provided by the plan or the award agreement pursuant to which such equity awards have been granted to Executive or other written agreement or arrangement between Executive and the Company, provided that all vested options shall remain exercisable for 60 days following such termination (or if earlier, through the expiration of the scheduled term of such award).
(b)    Termination by Company without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason after the Effective Date, Executive will be entitled to the payments and benefits provided in Section 7(a) hereof and, in addition, the Company will, subject to the following paragraph, pay to Executive (i) a lump sum amount equal to the Severance Amount, (ii) the Pro Rata Bonus paid at the time bonuses are paid to similarly situated employees of the Company, (iii) the Medical Benefits and (iv) the Vesting Benefits.
(i)    The “Severance Amount” will be equal to:
(A)    if such termination is within three (3) months prior to or in connection with (and in each case subject to the consummation of), or within two years following, a Change in Control of the Company (a “Qualifying CIC Termination”), 2.5 times the sum of Executive’s: (x) then-current Base Salary, and (y) the target Annual Bonus; or
(B)    if such termination is not a Qualifying CIC Termination, 1.5 times the sum of Executive’s (x) current Base Salary, and (y) the target Annual Bonus.
(ii)    The “Pro Rata Bonus” will be equal to (A) if such termination is a Qualifying CIC Termination, the greater of Executive’s target Annual Bonus or the Annual Bonus earned in the year of termination based on actual performance or (B) if such termination is not a Qualifying CIC Termination, Executive’s Annual Bonus earned in the year of termination based on actual performance; in either case multiplied by the number of days in the year up to and including the Date of Termination and divided by 365.
(iii)    The “Medical Benefits” require the Company to provide Executive medical insurance coverage substantially identical to that provided to other senior executives of the Company (which shall be provided upon Executive’s election and continued qualification for such Medical

Benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)) for (A) if such termination is a Qualifying CIC Termination, for so long as Executive qualifies for COBRA continuation Medical Benefits following the Date of Termination, up to two years, or (B) if such termination is not a Qualifying CIC Termination, one year following the Date of Termination. If this agreement to provide benefits continuation raises any compliance issues or impositions of penalties under the Patient Protection and Affordable Care Act or other applicable law, then the parties agree to modify this Agreement so that it complies with the terms of such laws without impairing the economic benefit to Executive.
(iv)    The “Vesting Benefits” mean vesting on the Release Effectiveness Date (as defined below) of all outstanding unvested equity and equity-based awards granted by the Company that are subject to vesting based solely on continued employment with the Company, with options remaining exercisable until the 60th day following the Release Effectiveness Date (or if earlier, the expiration of the term of the option). Subject to Executive’s execution of the Release (as defined below) and the expiration of the related revocation period, any termination or forfeiture of unvested equity and equity-based awards eligible for acceleration of vesting pursuant to this Section 7(b) that otherwise would have occurred on or within 60 days after the Date of Termination will be delayed until the 60th day after the Date of Termination (but, in the case of any option, not later than the expiration of the term of the option) and will occur only to the extent such equity or equity-based awards do not vest pursuant to this Section 7(b). For avoidance of doubt, the Vesting Benefit shall not apply to equity and equity-based awards granted by the Company that are subject to vesting based in whole or in part on achievement of performance-based hurdles other than continued employment with the Company, such as hurdles based on the Company’s operating performance or absolute or relative total return to shareholders.
(v)    “Change in Control” shall mean:
(A)    Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of 30% or more of either (1) the then-outstanding common shares of the Company (the “Outstanding Company Common Shares”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of trustees (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 7(b)(v), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates or (iv) any acquisition by any entity pursuant to a transaction that complies with Sections 7(b)(v)(C)(1), 7(b)(v)(C)(2) and 7(b)(v)(C)(3);
(B)    Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a trustee subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(C)    Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or equity interests of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding common shares (or other common equity securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of trustees or directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding common shares (or other common equity securities) resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of trustees or board of directors (or equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(D)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
The Company shall provide to Executive, within ten (10) days following the Date of Termination or the date of termination by the Company of this Agreement without Cause prior to the Effective Date (in any case, other than in connection with a termination of employment pursuant to Section 7(d)), a separation and general release agreement (the “Release”) in substantially the form typically used by the Company in connection with severance pay modified to reflect the terms of this Agreement. As a condition to the payments and other benefits pursuant to Section 7(b), (c), (e) and (f), Executive must execute and the Release must become effective and irrevocable within sixty (60) days after the Date of Termination (with the date on which the Release becomes effective and irrevocable being referred to as the “Release Effectiveness Date”). Subject to Section 8 hereof, the lump sum payments set forth in this Section 7 shall be paid to Executive within 30 days after the Release Effectiveness Date; provided, however, that if the Date of Termination occurs on or after October 1 of a given calendar year, such payment shall, subject to Section 8 hereof, be paid in January of the immediately following calendar year.
(c)    Disability. In the event Executive’s employment is terminated for Disability pursuant to Section 5(b), Executive will be entitled to the payments and benefits provided in Section 7(a) hereof, and on the Release Effectiveness Date, to vesting the Initial Option Award and Initial Restricted LTIP Units, with the Initial Option Award remaining exercisable for one (1) year following the Release Effectiveness Date (or if earlier, the expiration of the term of the Initial Option Award) (the “Death and Disability Vesting Benefits”).
(d)    Death. If Executive’s employment is terminated by his death, the Executive’s beneficiary, legal representative or estate, as the case may be, will be entitled to the payments and benefits provided in Section 7(a) hereof and the Death and Disability Vesting Benefits.
(e)    Following Expiration of this Agreement. If Executive’s employment terminates upon or after the expiration of the Employment Period, on the Release Effectiveness Date (i) Executive shall vest in all outstanding unvested equity and equity-based awards (or, as applicable, the portion thereof which is subject to vesting based solely on continued employment with the Company) that are subject to vesting based solely on continued employment with the Company, with stock options remaining exercisable for 60 days following the Release Effectiveness Date (or if earlier, the expiration of the term of the stock option), and (ii) the Company shall pay Executive a pro-rated Annual Bonus for the year in which Executive’s employment terminates, no later than March 15 of the year following termination.
(f)    Termination Prior To Effective Date. If the Company terminates this Agreement without Cause prior to the Effective Date, Executive will be entitled to the payments and benefits provided in Section 7(a) hereof and, in addition, the Company will pay to Executive (i) a lump sum amount equal to the Severance Amount (determined using the Base Salary and target Annual Bonus set forth in Section 4(a) and (b)) and (ii) the Vesting Benefits, no later than March 15, 2019 (for purposes of calculating the Vesting Benefits pursuant to this Section 7(f), the Effective Date, vesting date and grant date will be deemed to be immediately prior to the date this Agreement is terminated).
8.    409A and Termination. Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees” (as defined in Section 409A of the Code and applicable regulations thereunder, “Section 409A”) any payment or benefit which is due on account of Executive’s separation from service that constitutes a “deferral of compensation” within the meaning of Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which does not otherwise qualify under the exemptions under Treas. Reg. § 1.409A-1(b)(4) (including, without limitation, the short-term deferral exemption and the permitted payments under Treas. Reg. § 1.409A-1(b)(9)(iii)(A)) that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following Executive’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the Date of Termination. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of Section 7 hereof unless he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treas. Reg. Section 1.409A‑1(h).
9.    Section 280G. In the event that any payments or benefits otherwise payable to Executive (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 9 will be made in writing by a nationally-recognized accounting firm selected by the Company in its discretion (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive; provided that all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c). In the event that acceleration of vesting of equity awards subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.
10.    Confidential Information, Ownership of Documents; Non-Competition; Non-Solicitation.
(a)    Confidential Information. During the Employment Period and thereafter, Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by Executive during Executive’s employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder. Nothing in the Agreement shall be interpreted or applied to prohibit Executive from disclosing matters that are protected under any applicable whistleblower laws, including reporting possible violations of laws or regulations, or responding to inquiries from, or testifying before, any governmental agency or self-regulating authority, all without notice to or consent from the Company. Additionally, Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
(b)    Removal of Documents; Rights to Products. Executive may not remove any records, files, drawings, documents, models, equipment, and the like relating to the Company’s business from the Company’s premises without its written consent, unless such removal is in the furtherance of the Company’s business or is in connection with Executive’s carrying out his duties under this Agreement and, if so removed, they will be returned to the Company promptly after termination of Executive’s employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. Executive shall and hereby does assign to the Company all rights to trade secrets and other products relating to the Company’s business developed by him alone or in conjunction with others at any time while employed by the Company. In the event of any conflict between the provision of this paragraph and of any applicable employee manual or similar policy of the Company, the provisions of this paragraph will govern.
(c)    Protection of Business. During the Employment Period and until the first anniversary of the applicable Date of Termination the Executive will not (i) engage in any Competing Business (as defined below) or pursue or attempt to develop any project known to Executive and which the Company is pursuing, developing or attempting to develop as of the Date of Termination (a “Project”), directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, (ii) divert to any entity which is engaged in any business conducted by the Company any Project, corporate opportunity or any customer of the Company, or (iii) solicit any officer, employee (other than secretarial staff) or consultant of any of the Company to leave the employ of the Company. Notwithstanding the preceding sentence, Executive shall not be prohibited from owning less than 1% percent of any publicly-traded entity, whether or not such entity is in competition with the Company. If, at any time, the provisions of this Section 10(c) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to duration or scope of activity, this Section 10(c) shall be considered divisible and shall become and be immediately amended to only such duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Executive agrees that this Section 10(c) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. “Competing Business” means any business the primary business of which is being engaged in by the Company as a principal business of the Date of Termination (including, without limitation, the development, owning and operating of commercial real estate in the principal geographical markets in which the Company operates on the date of termination and the acquisition and disposition of commercial real estate in those markets for the purpose of development, owning and operating such real estate).
(d)    Third Party Agreements and Rights. Executive hereby confirms that Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way Executive’s use or disclosure of information or Executive’s engagement in any business, except for the Severance Agreement between Executive and Federal Realty Investment Trust dated May 1, 2000, and the Restricted Share Award Agreement between Executive and Federal Realty Investment Trust dated February 10, 2011 (“Existing Restrictive Covenants”), which have previously been disclosed to the Company. Executive represents to the Company that, to the best of Executive’s knowledge, Executive’s execution of this Agreement, Executive’s employment with the Company and the performance of Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party, subject to the Company’s agreement not to assign Executive duties or require or cause him to violate or breach the Existing Restrictive Covenants. In Executive’s work for the Company, Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(e)    Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis calculated at his final Base Salary rate for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Section 10(e), including, without limitation, reasonable attorneys’ fees and costs; provided that Executive’s right to such compensation shall not apply to time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials.
(f)    Injunctive Relief. In the event of a breach or threatened breach of this Section 10, Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient.
(g)    Continuing Operation. Except as specifically provided in this Section 10, the termination of Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 10.
11.    Indemnification.
(a)    The Company agrees that if Executive is made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a trustee, director or officer of the Company or is or was serving at the request of the Company or any subsidiary or either thereof as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law (including the advancement of applicable, reasonable legal fees and expenses), as the same exists or may hereafter be amended, against all expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

(b)    Specific Indemnity regarding Non-Solicitation of FRIT’s Employees. The Company agrees that if Executive is made a party to or threatened to be made a party to any Proceeding brought by Federal Realty Investment Trust or its affiliates (collectively, “FRIT”) alleging that the Executive violated a contractual or legal duty not to solicit FRIT’s employees, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law (including the advancement of applicable, reasonable legal fees and expenses), as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators. For the avoidance of doubt, this specific indemnity applies only to a claim that Executive violated a legal or contractual obligation not to solicit employees of FRIT, and shall not apply to any other covenants, contractual or otherwise, relating to FRIT’s confidential information or any obligation not to compete with FRIT.
(c)    Executive will be entitled to coverage under the Company’s trustees’ and officers’ liability insurance policy on the same terms as for the Company’s other officers.
12.    Successors; Binding Agreement.
(a)    Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in the Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.
(b)    Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.
13.    Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows (or such other addresses as specified by the parties by like notice):
If to Executive:

Christopher J. Weilminster
45 SW 9th Street
Miami, FL 33130

With a Copy to:

Jackson Walker L.L.P.
2323 Ross Ave., Ste 600
Dallas, TX 75201
Attention: Michael E. Taten

If to the Company:
Urban Edge Properties
888 Seventh Avenue
New York, New York 10106

Attention: Chief Executive Officer and General Counsel
14.    Resolution of Differences Over Breaches of Agreement. The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company’s internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to Section 10 of this Agreement. If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim shall be resolved by arbitration in Manhattan, New York, in accordance with the rules then applicable of the American Arbitration Association (provided that the Company shall pay the filing fee and all hearing fees, arbitrator expenses and compensation fees, and administrative and other fees associated with any such arbitration), and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of substantially all of Executive’s claims brought and pursued in connection with such contest or dispute. Additionally, the Company will reimburse Executive for reasonable legal fees and expenses incurred by Executive in connection with the negotiation and preparation of this Agreement up to $30,000 and the related equity documents and the matters contemplated herein and therein as soon as reasonably practicable following the date hereof, but no later than December 31, 2018.
15.    Miscellaneous.
(a)    Amendments; Severability; No Waiver. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.
(b)    Full Settlement. The Company’s obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder will not (absent fraud or willful misconduct or a termination for Cause) be affected by any set-offs, counterclaims, recoupment, defense, or other claim, right or action that the Company may have against Executive or others. After termination of the Employment Period, in no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts will not be reduced whether or not the Executive obtains other employment.
(c)    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.
(d)    Survival. Except as otherwise expressly provided in this Agreement, the provisions of Sections 5, 7, 8, 9, 10, 11, 13, 14, 15 and 17 shall survive the termination of this Agreement and the Employment Period to the extent provided for in this Agreement.
16.    Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, term sheets, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any other prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.
17.    409A Compliance.
(a)    This Agreement is intended to comply with the requirements of Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision shall be read, or shall be modified (with the mutual consent of the parties, which consent shall not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement shall comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.
(b)    All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.
(c)    Executive further acknowledges that any tax liability incurred by Executive under Section 409A of the Code is solely the responsibility of Executive.
18.    Representations. Executive represents and warrants to the Company that he is under no contractual or other binding legal restriction which would prohibit him from entering into and performing under this Agreement or that would limit the performance of his duties under this Agreement. Executive has provided the Company with a copy of the Severance Agreement dated May 1, 2000 between Executive and Federal Realty Investment Trust which contains restrictive covenants.
19.    Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Agreement income taxes and payroll taxes that are required to be withheld pursuant to any applicable law or regulation.
20.    Offer Conditions. The terms of the offer set forth herein is conditioned on the successful completion of a background check, must be accepted on or before July 30, 2018, and will be deemed to have been withdrawn if Executive’s executed acceptance of this Agreement is not received by the Company on or before such date.
21.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic, faxed or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

URBAN EDGE PROPERTIES		EXECUTIVE
By:
	Jeffrey Olson Chief Executive Officer	Christopher J. Weilminster